October 21, 2010

Xzeres Wind Corp.
9025 SW Hillman Court, Suite 3126
Wilsonville, OR 97070

Dear Sirs:

                 We have acted as counsel to Xzeres Wind Corp., a Nevada corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended, relating to the sale by the selling security holder(s) referred to in the Registration Statement of up to 6,107,725 shares of the Company’s common stock, par value $0.001 per (collectively, the “Shares”).  Of the Shares, 4,330,500 have already been issued and the remaining 1,777,225 are to be issued upon the exercise of warrants (the “Warrants”) as described in the Registration Statement.

In rendering the opinion set forth below, I limited the scope of my review to the following documents: (a) the Registration Statement and the exhibits attached thereto; (b) the Company's Articles of Incorporation; (c) the Company's Bylaws; (d) certain records of the Company's corporate proceedings as reflected in its minute books; and (e) such statutes, records and other documents as I have deemed relevant. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and conformity with the originals of all documents submitted to me as copies thereof, and I have made no independent verification of the factual matters as set forth in such documents or certificates. In addition, I have made such other examinations of law and fact as I have deemed relevant in order to form a basis for the opinion hereinafter expressed.

Based upon the foregoing, I am of the opinion that the 4,330,500 shares of common stock to be sold by the selling shareholders are duly authorized and legally issued by the Company and fully paid and non-assessable, and that the 1,777,225 shares of common stock underlying the Warrants, when exercised in accordance with the exercise provisions of the Warrants, will be duly authorized and legally issued by the Company and fully paid and non-assessable.

 On the basis of the foregoing, I am of the opinion that the shares of common stock to be issued by the Company upon the exercise of the Warrants will be duly and validly issued, fully paid, and non-assessable under the laws of the State of Nevada if the Warrants are exercised in accordance with their terms and the consideration for said exercise is received by the Company.

This opinion is based on Nevada general corporate law, including statutory provisions, applicable provisions of the Nevada constitution and reported judicial decisions interpreting those laws. I express no opinion, and none should be inferred, as to any other laws, including, without limitation, laws of any other state.

The opinions set forth herein are subject to the following qualifications: (a) I have made no independent verification of the factual matters as set forth in the documents or certificates reviewed, and (b) the opinions set forth herein are limited to the matters expressly set forth in this opinion letter, and no opinion is to be implied or may be inferred beyond the matters expressly so stated.

Very truly yours,

VOHWINKEL & ASSOCIATES

/s/ Rory J. Vohwinkel
Rory J. Vohwinkel, Esq.

CONSENT

I HEREBY CONSENT to the inclusion of my name and use of my opinion in connection with the amended Form S-1 Registration Statement filed with the Securities and Exchange Commission as special counsel for the registrant, Xzeres Wind Corp.

Very truly yours,

/s/ Rory J. Vohwinkel
Rory J. Vohwinkel, Esq.